June 20, 2005

<<Investor Name>>

<<Street Address>>

<<City, State, Zip Code>>

Re: Disbursements from Property Sales

Dear <<Investor Name>>:

We are pleased to announce that the general partners of your Wells limited partnership portfolio anticipate making a distribution of net proceeds from the sale of certain properties. The following Wells funds will be participating in this distribution, which is scheduled to take place in the fourth quarter of 2005:

Wells Fund III, L.P. Wells Fund IX, L.P.

Wells Fund IV, L.P. Wells Fund X, L.P.

Wells Fund VI, L.P. Wells Fund XI, L.P.

Wells Fund VII, L.P. Wells Fund XII, L.P.

Wells Fund VIII, L.P. Wells Fund XIII, L.P.

In strict accordance with the partnership agreements, distributions will be made to limited partners of record as of June 30, 2005. Under the partnership agreements, transfers of units are effective on the first day of the quarter following receipt of the request. Therefore, an investor must be on record as a limited partner prior to July 1, 2005, in order to be eligible for this distribution.

Examples:

  If you are in the process of completing a sale on the secondary market, and should the transaction be completed prior to July 1, 2005, the new limited partner will receive the distribution of net sale proceeds.
  If you are in the process of purchasing units on the secondary market, the transaction must be completed prior to July 1, 2005, in order for you to participate in this distribution.

The partnership agreements dictate how proceeds will be distributed. As a result, some units may not be eligible for this distribution. In the next 30-60 days, we will inform you as to whether your units will participate in this disbursement of net sale proceeds, the estimated amount of your distribution, and the various means for receiving funds.

Please note that the amounts to be received by each individual limited partner cannot be determined at this time, as the limited partners of record have not been finalized. Also, in accordance with the terms of the partnership agreements, the general partners will not be receiving any sale proceeds at this time.

For your reference, shown below is a listing of the fund(s) in which you are a limited partner. We also have included information regarding the specific property sales from which we expect this disbursement of net sale proceeds to be generated and the total anticipated disbursement amount for each Wells L.P. fund.

<<Wells Fund Anticipated Disbursement>>

<<Wells Real Estate Fund III, L.P. $725,000

880 Holcomb Bridge Road

Brookwood Grill

4400 Cox Road*

*4400 Cox Road is under contract to sell, and the closing is scheduled to occur by June 30, 2005. If the sale does occur, the proceeds to be distributed would be increased by approximately $3,225,000.>>

<<Wells Real Estate Fund IV, L.P. $365,000

Stockbridge Village I

4400 Cox Road**

**4400 Cox Road is under contract to sell, and the closing is scheduled to occur by June 30, 2005. If the sale does occur, the proceeds to be distributed would be increased by approximately $2,335,000.>>

<<Wells Real Estate Fund VI, L.P. $3,700,000

Marathon

Tanglewood Commons>>

<<Wells Real Estate Fund VII, L.P. $4,200,000

Marathon

Tanglewood Commons >>

<<Wells Real Estate Fund VIII, L.P. $5,000,000

15253 Bake Parkway

Tanglewood Commons>>

<<Wells Real Estate Fund IX, L.P. $5,250,000

15253 Bake Parkway

Alstom Power>>

<<Wells Real Estate Fund X, L.P. $4,850,000

Cort

Alstom Power>>

<<Wells Real Estate Fund XI, L.P. $4,500,000

Johnson Matthey

Alstom Power

Gartner>>

<<Wells Real Estate Fund XII, L.P. $11,900,000

Johnson Matthey

Gartner

AT&T Oklahoma>>

<<Wells Real Estate Fund XIII, L.P. $10,000,000

John Wiley

AmeriCredit>>

<<Fund III:

The total Fund III net sale proceeds to be disbursed is $6,658,000. This includes the sale of ProGreenville Center and Stockbridge Village Shopping Center.>>

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You may also send an e-mail to clientservices@wellsref.com.

Thank you for your continued confidence in Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells, III

Leo F. Wells III

General Partner

cc: Financial Representative

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws) and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.